Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01
PRICING SUPPLEMENT NO.6 DATED July 25, 2000
(To Prospectus Dated June 8, 2000, as Supplemented June 15, 2000)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series I
                   due Nine Months or More from Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                July 25, 2000                      Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       August 18, 2000       Principal Amount:   $12,000,000
Stated Maturity Date:      August 18, 2015       Net Proceeds:       $11,799,600
Interest Rate:             8.00%                 Specified Currency:U.S. Dollars


Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
     Interest Payment Dates: Monthly on the 18th day of each month, commencing September 18, 2000
Record Dates: Monthly on the 3rd day of each month.

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |_| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |X| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:  August 18, 2003         Optional Repayment Dates:
     Initial Redemption Percentage: 100%
     Annual Redemption Percentage Reduction, if any:

Estate Option: Check box if the Estate Option is applicable  |x|

Additional/Other           Terms:  The Notes  may be  redeemed  at any time,  in
                           whole or in part, on or after the Initial  Redemption
                           Date upon 10 business days' notice to the Holder.





         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of May 31, 2000, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $20,273,469 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $9,363,148,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.